Exhibit 21

                              LIST OF SUBSIDIARIES


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                                   Exhibit 21

                                  SUBSIDIARIES



    Corporation                    State of Incorporation         Ownership

 Giant Cement Company, Inc.                 Delaware                100%
 Keystone Cement Company, Inc.              Pennsylvania            100%
 Giant Resource Recovery  Company, Inc.     Delaware                100%
 GCHI Investments, Inc.                     Delaware                100%
 GCHI Acquisition Corp.                     Delaware                100%
 Giant Cement NC, Inc.                      South Carolina          100%(1)


(1) Indirect.  Owned 100% by Giant Cement Company, Inc.


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